Exhibit 99.1

Jayshree Desai Joins TPI Composites Board of Directors

Scottsdale, Ariz., October 2, 2017 (GLOBE NEWSWIRE) – TPI Composites, Inc. (TPI) (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, announced today that Jayshree Desai has joined its board of directors, effective September 29, 2017. Ms. Desai brings over 20 years of extensive wind energy experience to TPI.

“We are thrilled to have Jayshree join our board,” said Paul Giovacchini, TPI’s Chairman of the Board. “We will greatly benefit from Jayshree’s counsel and expertise in energy markets and renewable energy policy as TPI continues to grow throughout the world.”

Since 2010, Ms. Desai has served as the Chief Operating Officer of Clean Line Energy Partners LLC, a developer of transmission line infrastructure projects that deliver wind energy to communities and cities that lack access to low cost renewable energy resources. From 2002 to 2010, Ms. Desai served as the Chief Financial Officer of EDP Renewables North America LLC f/k/a Horizon Wind Energy, a developer, owner and operator of wind farms. Ms. Desai began her career as a business analyst at McKinsey & Company and also held various positions in the corporate development department of Enron Corporation.

Ms. Desai currently serves as the Chairperson of the Board of the Wind Energy Foundation, a nonprofit organization dedicated to raising public awareness of wind as a clean, domestic energy source. Ms. Desai holds a Masters of Business Administration from the Wharton School of the University of Pennsylvania and a Bachelor of Business Administration from the University of Texas at Austin.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global footprint. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading wind turbine manufacturers. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., China, Mexico and Turkey.

Investor Contact:

investors@tpicomposites.com

480-315-8742